Exhibit 5.1

May 18, 2026

Clearwater Paper Corporation
601 West Riverside, Suite 300
Spokane, WA 99201

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
Reference is made to the Post-Effective Amendment No. 1 (the “Post Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-287196 ), Registration Statement on Form S-8 (File No. 333-271930), Registration Statement on Form S-8 (File No. No. 333-238784), Registration Statement (File No. 333-219560), Registration Statement (File No. 333-172077) and Registration Statement (File No. 333-156133) (collectively, the “Prior Registration Statements”) to be filed on the date hereof by Clearwater Paper Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Carry Forward Shares (as defined below) issuable pursuant to the Clearwater Paper Corporation 2026 Stock Incentive Plan (the “2026 Plan”).
On May 7, 2026, the Company’s stockholders approved the 2026 Plan to replace the Clearwater Paper Corporation 2017 Stock Incentive Plan (the “2017 Plan”). The 2026 Plan became effective on May 7, 2026 (the “Effective Date”). The number of shares of common stock, par value $0.0001 per share (the “Common Stock”) authorized for issuance pursuant to the 2026 Plan is equal to a maximum of 2,963,055 shares, comprised of (i) 2,000,000 newly-authorized shares, plus (ii) the number of shares of Common Stock subject to all outstanding awards under the 2017 Plan and the Amended and Restated 2008 Stock Incentive Plan of Clearwater Paper Corporation as of the Effective Date that may become available for reuse under the 2026 Plan upon forfeiture or repurchase by the Company due to failure to vest, settlement in cash, cancellation, or expiration, and (iii) the number of shares of the Common Stock used to satisfy tax withholding obligations related to all outstanding awards of restricted shares, restricted stock units, or performance shares under the 2017 Plan as of the Effective Date that may become available for reuse under the 2026 Plan ((ii) and (iii) collectively, the “Carry Forward Shares”). As of the Effective Date, the maximum number of Carry Forward Shares that may be issued or transferred pursuant to awards under the 2026 Plan as a result of applying the formula described in (ii) and (iii) will not exceed 963,055 shares of Common Stock.
It is my opinion that, as of the date hereof, the Carry Forward Shares that may be issued pursuant to the 2026 Plan, when issued and delivered by the Company in the manner and on the terms described in the 2026 Plan, will be legally issued, fully paid and nonassessable.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Post Effective Amendment.
Very truly yours,
    /s/ Marc D. Rome
Marc D. Rome
Senior Vice President, General Counsel and Corporate Secretary